Exhibit 10.1

3D SYSTEMS CORPORATION

TRANSITION AGREEMENT

DAMON GREGOIRE

THIS TRANSITION AGREEMENT (this “Agreement”) is entered into by and between 3D Systems Corporation, a Delaware corporation (hereinafter referred to as the “Company”), and Damon Gregoire, a resident of the State of South Carolina (hereinafter referred to as the “Executive”) and is effective as of the 28th day of March, 2014 (the “Effective Date”).

WHEREAS, Executive currently serves as the Senior Vice President and Chief Financial Officer of the Company; and

WHEREAS, Executive and the Company have agreed to the transition of Executive from the role of Senior Vice President and Chief Financial Officer of the Company to the role of Executive Vice President of Mergers & Acquisitions of the Company, and then to transition to a consulting role for the Company, pursuant to the terms and subject to the conditions set forth below.

Accordingly, the parties hereto agree as follows:

1. Transition of Employment; Term of Agreement.  Executive shall continue to serve as the Senior Vice President and Chief Financial Officer of the Company through the date of the Company’s hiring of Executive’s successor in such role, at which time, Executive shall transition to and assume the role of Executive Vice President of Mergers & Acquisitions of the Company.  The Company agrees to make a good faith and commercially reasonable effort to hire Executive’s successor so as to permit such transition to occur within six (6) months from the Effective Date.  Unless this Agreement is sooner terminated by either party pursuant to Section 4 below, Executive shall continue as an employee of the Company in the role of Executive Vice President of Mergers & Acquisitions of the Company through December 31, 2015, at which time, Executive shall retire from the Company.  Thereafter, for the period beginning January 1, 2016 and ending December 31, 2016 (unless sooner terminated by either party pursuant to Section 4 below), Executive shall serve the Company as a non-employee consultant and, during such consultancy, Executive shall perform such tasks and provide such services to which the Company and Executive mutually agree.  The period beginning with the effective date of this Agreement and ending on December 31, 2016, shall be referred to herein as the “Term.”

2. Duties. In his continuing capacity as Senior Vice President and Chief Financial Officer of the Company, and in his new role as Executive Vice President of Mergers and Acquisitions of the Company, Executive shall faithfully perform for the Company the duties of said offices and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Board of Directors (the “Board”) or the Chief Executive Officer of the Company to whom Executive shall report.  The Company agrees that, upon this transition to the role of Executive Vice President of Mergers & Acquisitions of the Company, Executive may (in his discretion, but subject to the reasonable needs to the Company) perform his work at Executive’s home or any Company work location.  Additionally, upon Executive’s transition to the role of Executive Vice President of Mergers & Acquisitions of the Company, Executive’s normal work schedule shall be reduced such that Executive shall be deemed by the Company to work thirty (30) hours per week (although Executive understands that his actual work schedule will be dictated by the needs of the Company from time to time).  Provided that the following activities do not interfere with Executive’s duties to the Company or violate the covenants described at Section 5.2 hereof, Executive may perform personal, charitable and other business activities, including, without limitation, serving as a member of one or more boards of directors of charitable or other professional organizations, and may serve on the boards of directors of other business organizations that are not engaged in any aspect of the Business (as hereinafter defined), provided, however, that service on the boards of directors of other business organizations shall require the consent of the Board (which shall not be unreasonably withheld).

3. Compensation.

3.1 Base Salary. Executive’s current annual base salary of $400,000 shall (subject to modification in accordance with the Company’s normal compensation policy for executive officers) continue during his continued service as Senior Vice President and Chief Financial Officer of the Company.  Upon his transition to his role as Executive Vice President of Mergers & Acquisitions, Executive’s base salary shall be reduced to $300,000.  Executive’s base salary will be paid in equal installments pursuant to the Company’s normal payroll policy.  Upon Executive’s transition to his role as a consultant to the Company, Executive shall be entitled to receive an hourly consulting fee equal to $350.00 per hours actually worked.  Executive shall invoice the Company on or before the 15th day of each month during his consultancy for the number of hours worked by Executive during the prior month.  Unless the Company reasonably disputes an invoice, the Company shall pay each such invoice within thirty (30) days after the Company’s receipt of the invoice.

3.2 Annual Incentive Compensation.

(a) Executive shall receive an annual incentive award for 2013 in an amount of $78,000.00 based on the determination of the Company’s Compensation Committee of the attainment of the relevant individual and Company performance goals.  The 2013 annual incentive award shall be paid to Executive in the first week of April 2014 in accordance with the customary practices of the Company.

(b) Executive shall be eligible to receive an annual incentive award during the Term for each of 2014 and 2015 with a target incentive opportunity equal to 50% of his annual base salary for the applicable year.  The terms of each annual incentive award will be established by the Compensation Committee.  For sake of clarity, such incentive award relating to 2014 shall be calculated based on a blended average salary of Executive during such year.

3.3 Equity Compensation. Except as otherwise provided in this Agreement, Executive will continue to be eligible for vesting of the following restricted stock awards under the Company’s Amended and Restated 2004 Incentive Stock Plan (the “2004 Incentive Stock Plan”):

(a) 90,000 shares (after giving effect to the 3-for-2 split of the Company’s common stock effected on February 20, 2013) of restricted stock granted on November 15, 2011, which are scheduled to vest in accordance with their terms on November 15, 2014 (the “2011 Grant”);

(b) 90,000 shares (after giving effect to the 3-for-2 split of the Company’s common stock effected on February 20, 2013) of restricted stock granted on November 27, 2012, which are scheduled to vest in accordance with their terms on November 27, 2015 (the “2012 Grant”); and

(c) 40,000 shares of the original 60,000 shares granted pursuant to the restricted stock grant on November 18, 2013, which are scheduled to vest in accordance with their terms on November 18, 2016 (the “2013 Grant”).  On November 17, 2016, Executive shall forfeit the remaining 20,000 restricted shares in exchange for payment from the Company of $20,000, reflecting the purchase price paid by Executive with respect to such restricted shares.

The 2011 Grant, 2012 Grant and 2013 Grant (as modified pursuant to the 20,000 share forfeiture described above) shall be referred to collectively as, the “Equity Compensation Awards.”

3.4 Benefits.  During the portion of the Term prior to Executive’s transition to his role as a consultant to the Company, Executive shall be permitted to participate in any health and welfare, retirement and other benefits that may be available to other senior executives of the Company generally, in each case, to the extent that Executive is eligible under the terms of such plans or programs, as such plans and programs may be amended by the Company from time to time.

3.5 Paid Time Off.  Executive shall be entitled to 15 days of paid time off per year in addition to Company holidays while employed with the Company.

3.6 Expenses.  The Company shall pay or reimburse Executive for all ordinary and reasonable out-of-pocket expenses actually incurred in connection with the performance of Executive’s services under this Agreement during the Term in accordance with the Company’s business expense reimbursement policy.  In addition, during the Term the Company shall reimburse Executive for the following:

(a) all travel expenses booked by the Executive in accordance with the Company’s travel policy as it governs the travel of the Company’s Executive Officers and Directors;

(b) licensing and continuing educational courses required to maintain his active license as a Certified Public Account; and

(c) reasonable rental car expenses for each day that Executive works from the Company’s offices in Rock Hill, South Carolina.

3.7 Acceleration of Vesting upon Change in Control.  Upon the occurrence of a “Change in Control” (as defined in, and consistent with the terms and conditions of, the 2004 Incentive Stock Plan), all Equity Compensation Awards, to the extent not vested as of the date of the Change in Control, shall, immediately prior to the effectiveness of the Change in Control, be deemed vested and all forfeiture restrictions shall lapse.  Notwithstanding the foregoing, to the extent necessary for Executive to avoid taxes and/or penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), a Change in Control shall not be deemed to occur unless it constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations promulgated under Section 409A of the Code.

4. Termination of Employment.  The Company may terminate Executive’s employment for any reason or for no reason and with or without Cause (as defined herein below), and Executive may resign from employment with the Company for any reason.  The Company or Executive may terminate Executive’s employment upon Executive’s Disability as provided in Section 4.1.  If Executive’s employment is terminated for any reason during the Term, this Agreement and the obligations of the Company to or with respect to Executive shall terminate in their entirety except as otherwise provided in this Section 4 and except for the surviving provisions of this Agreement as described at Section 6.17.

4.1 Termination upon Executive’s Death or Disability.

(a) Upon Executive’s death or the termination of Executive’s employment due to Disability (as defined in the 2004 Incentive Stock Plan), Executive, or Executive’s estate or beneficiaries in the case of the death of Executive, shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination of employment, except for the following:

(i) Executive’s base salary and other benefits that are earned and accrued under this Agreement prior to the date of termination, including any earned and accrued but unpaid annual incentive award, which for the sake of clarity shall be prorated through the Executive’s employment separation date, and reimbursement under this Agreement for expenses incurred prior to the date of such termination (collectively, the “Accrued Benefits”); and

(ii) vesting of any Equity Compensation Awards that remain unvested as of the termination date consistent with the terms and conditions of the 2004 Incentive Sock Plan.

(b) The payments to be made in this Section 4.1 shall be in addition to, rather than in lieu of, the entitlement of Executive or his estate to any other insurance or benefit proceeds as a result of his death or disability.

4.2 Termination by the Company for Cause.  The Company may terminate Executive’s employment at any time for “Cause” if any of the following have occurred:  embezzlement; fraud; nonpayment of any obligation owed to the Company, a subsidiary or an affiliate; breach of fiduciary duty; deliberate disregard of the Company’s rules resulting in loss, damage or injury to the Company; unauthorized disclosure of any trade secret or confidential information; conduct constituting unfair competition; conviction or plea of nolo contendere to a felony or other crime involving moral turpitude which causes harm to the Company’s business or reputation; or the inducement of any customer of the Company to breach a contract with the Company.

If the Company terminates Executive’s employment for Cause, Executive shall have no right to receive any compensation or benefit hereunder on and after the effective date of such termination, other than the Accrued Benefits.  Any unvested Equity Compensation Awards shall be forfeited without payment as of the date of termination.

4.3 Termination without Cause.  The Company may terminate Executive’s employment at any time without Cause.  If the Company terminates Executive’s employment without Cause prior to the end of the Term:  (a) Executive shall have no right to receive any compensation or benefit hereunder on and after the effective date of the termination, other than (i) the Accrued Benefits and (ii) salary and health insurance continuation for a period of two (2) months following the Executive’s employment separation date; and (b) any unvested Equity Compensation Awards shall be subject to the Company’s repurchase right in accordance with the terms of the 2004 Incentive Stock Plan and any applicable award agreements thereunder, in each case except as otherwise set forth in Sections 4.5 and 4.6 below.

4.4 Resignation of Employment by Executive.  Executive may resign from employment with the Company at any time.  If Executive resigns from employment with the Company prior to the end of the Term:  (a) Executive shall have no right to receive any compensation or benefit hereunder on and after the effective date of the resignation, other than the Accrued Benefits; and (b) any unvested Equity Compensation Awards shall be subject to the Company’s repurchase right in accordance with the terms of the 2004 Incentive Stock Plan and any applicable award agreements thereunder, in each case except as otherwise set forth in Sections 4.5 and 4.6 below.

4.5 Termination on or before December 31, 2014.  If the Company terminates Executive’s employment without Cause, or Executive resigns from his employment for any reason, in either case on or before effective as of December 31, 2014, the parties agree as follows:

(a) Executive will be entitled to the Accrued Benefits as of the date of such termination or resignation;

(b) Executive will transition to the role of a consultant to the Company as contemplated in Section 1 of this Agreement, with the term of such consultancy to begin on the date of termination of Executive’s employment and ending on December 31, 2015, on which date this Agreement shall terminate;

(c) Provided that Executive signs a general release of claims substantially in the form attached hereto as Attachment A and such release becomes irrevocably effective not later than forty-five (45) days after the date of termination, the 2011 Grant and the 2012 Grant shall vest in accordance with their terms;

(d) The restricted shares in the 2013 Grant will not vest, and shall be subject to repurchase by the Company within 10 days following the termination date at a price equal to $1.00 per share; and

(e) In exchange for the benefits set forth above, Executive shall be subject to the covenants contained in Section 5.

4.6 Termination between January 1, 2015 and December 31, 2015.  If the Company terminates Executive’s employment without Cause, or Executive resigns from his employment for any reason, in either case between January 1, 2015 and December 31, 2015 (inclusive), the parties agree as follows:

(a) Executive will be entitled to the Accrued Benefits as of the date of such termination or resignation;

(b) Executive will transition to the role of a consultant to the Company as contemplated in Section 1 of this Agreement, with the term of such consultancy to begin on the date of termination of Executive’s employment and ending on December 31, 2016, on which date this Agreement shall terminate;

(c) Provided that Executive signs a general release of claims substantially in the form attached hereto as Attachment A and such release is not revoked by Executive all within the times set forth in such general release of claims, the Equity Compensation Awards will vest in accordance with their terms; and

(d) In exchange for the benefits set forth above, Executive shall be subject to the covenants contained in Section 5.

5. Covenants of Executive.

5.1 General Covenants of Executive.  Executive acknowledges that (a) the principal business of the Company is providing 3D content-to-print solutions including 3D printers, print materials, on-demand custom parts services and 3D authoring solutions for professionals and consumers (such business herein being collectively referred to as the “Business”) (b) the Company knows of a limited number of persons who have developed the Business; (c) the Business is, in part, worldwide in scope, and Executive’s work and responsibilities for the Company have been worldwide in scope; (d) Executive’s work for the Company and its subsidiaries has given and will continue to give Executive access to the confidential affairs and proprietary information of the Company and to “trade secrets,” (as defined by the Uniform Trade Secrets Act) of the Company and its subsidiaries; (e) the covenants and agreements of Executive contained in this Section 5.1 are essential to the business and goodwill of the Company; and (f) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 5.1.

5.2 Covenant Against Competition.

(a) The covenant against competition herein described shall apply as follows (the “Non-Compete Term”):

(i) during the Term; and

(ii) for a period of three (3) years following a termination of Executive’s employment for any reason.

(b) Executive covenants that during the Non-Compete Term:

(i) Executive shall not, directly or indirectly, as an owner, employee or consultant, control, provide executive-level management services (including as a chief financial officer or principal financial and accounting officer), or participate in executive management, or control of, any business or company (i) listed as a competitive business on the attached Exhibit A, or (ii) that engages in the same business as the Business of the Company in any U.S. market in which the Company conducts its Business as of the date of termination and as determined by such competitive company deriving at least 51% of its consolidated U.S. revenue from a business that is the same as the Business of the Company; provided, however, that, notwithstanding the foregoing, (i) Executive may not provide executive-level management services as an employee or consultant in the competitive business segment for any competitive company that has related revenue less than 51% of its total revenue, (ii) Executive may own or participate in the ownership of any entity which he owned or managed or participated in the ownership or management of prior to the Effective Date which ownership, management or participation has been disclosed to the Company; and (iii) Executive may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers Automated Quotation System or equivalent non-U.S. securities exchange, (B) Executive is not a controlling person of, or a member of a group which controls, such entity and (C) Executive does not, directly or indirectly, own one percent (1%) or more of any class of securities of such entity.

(ii) Executive shall not, without the Company’s prior written consent, directly or indirectly, (1) knowingly solicit or knowingly encourage to leave the employment of the Company or any of its affiliates, any employee employed by the Company at the time of Executive’s termination of employment or knowingly hire (on behalf of Executive or any other person or entity) any employee employed by the Company at the time of Executive’s  termination who has left the employment or other service of the Company or any of its affiliates within one (1) year of the termination of such employee’s employment or other service with the Company and its affiliates; or (2) whether for Executive’s own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any of its affiliates, relationship with, or endeavor to entice away from the Company or any of its affiliates, any person who during Executive’s employment with the Company is or was a customer or client of the Company or any of its affiliates (or any predecessor of either), and with whom Executive had material contact during the final six (6) months of his employment with Company.  Notwithstanding the above, nothing shall prevent Executive from soliciting loans, investment capital, or the provision of management services from third parties engaged in the Business if the activities of Executive facilitated thereby do not otherwise adversely interfere with the operations of the Business.

(c) Executive agrees that during the Term and thereafter, except in connection with the business and affairs of the Company and its affiliates: Executive shall keep secret and retain in strictest confidence, and shall not disclose, use for his benefit or the benefit of others, all trade secrets of the Company and any of its affiliates, learned by Executive heretofore or hereafter directly or indirectly from the Company or any of its subsidiaries (or any predecessor of either).  For purposes of this Agreement, “trade secrets” shall be defined pursuant to the Uniform Trade Secrets Act.  Executive shall not disclose such trade secret information to anyone outside of the Company except with the Company’s express written consent and except for information that (i) at the time of receipt or thereafter becomes publicly known through no wrongful act of Executive; (ii) is clearly obtainable in the public domain; (iii) was not acquired by Executive in connection with Executive’s employment or affiliation with the Company; (iv) was not acquired by Executive from the Company or its representatives or from a third-party who has an agreement with the Company not to disclose such information; (v) was legally in the possession of or developed by Executive prior to the Effective Date; or (vi) is required to be disclosed by rule of law or by order of a court or governmental body or agency.  For purposes of this Agreement, “affiliate” means, with respect to the Company, any person, partnership, corporation or other entity that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act of 1933, as now in effect or as hereafter amended.

(d) Executive further agrees that all memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by Executive or made available to Executive during the Term concerning the Business of the Company and its affiliates shall be the Company’s property and shall be delivered to the Company at any time on request.

5.3 Rights and Remedies upon Breach.  Executive acknowledges and agrees that any breach by him of any of the provisions of Sections 5.1 or 5.2 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy.  Therefore, if Executive breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company and its affiliates shall have the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.  This right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages).  The existence of any claim or cause of action by Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.  Executive agrees that no unvested Equity Compensation Awards shall vest in the event of a material breach of any of the Restrictive Covenants that, if capable of cure and not willful, is not cured within thirty (30) days after receipt of notice thereof from the Company.

5.4 Further Consideration.  In further consideration of the covenants and promises contained in this Section 5, Company shall pay to Executive the sum of Five Thousand Dollars ($5,000.00), less amounts withheld for applicable taxes and related obligations, upon execution of this Agreement.

6. Other Provisions.

6.1 Communications Regarding Agreement.  The Company and Executive agree that any communications regarding the scope or subject matter of this Agreement, and the timing of any such communications, must receive express consent in advance from each of Avi Reichental, President and Chief Executive Officer of the Company, or his delegate and Executive.

6.2 Cell Phone.  The Company agrees that following the termination of this Agreement, Executive will be entitled to retain his cell phone number used in connection with his work for the Company.

6.3 Severability.  Executive acknowledges and agrees that Executive has had an opportunity to seek advice of counsel in connection with this Agreement and that the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects.  If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full affect, without regard to the invalid portions.

6.4 Duration and Scope of Covenants.  If any court or other decision maker of competent jurisdiction determines that any of Executive’s covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

6.5 Enforceability of Restrictive Covenants; Jurisdictions.  The Company and Executive intend to and hereby consent to jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants.  If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company and Executive that such determination not bar or in any way affect the Company’s right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction’s being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata.

6.6 Arbitration.  Except with respect to any claims or disputes arising from or relating to the Restrictive Covenants or arising after a Change in Control, any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in Charlotte, North Carolina in accordance with the Commercial Arbitration Rules, as amended from time to time, of the American Arbitration Association (the “AAA”).  The Company and Executive will each select an arbitrator, and a third arbitrator will be selected jointly by the arbitrators selected by the Company and Executive within 15 days after demand for arbitration is made by a Party.  If the arbitrators selected by the Company and Executive are unable to agree on a third arbitrator within that period, then either the Company or Executive may request that the AAA select the third arbitrator.  The arbitrators will possess substantive legal experience in the principle issues in dispute and will be independent of the Company and Executive.  To the extent permitted by applicable law and not prohibited by the Company’s certificate of incorporation and bylaws, the Company will pay all expenses (including the reasonable expenses of Executive, including his reasonable legal fees, if Executive is the prevailing party in such arbitration) incurred in connection with arbitration and the fees and expenses of the arbitrators and will advance such expenses from time to time as required.  Except as may otherwise be agreed in writing by the parties or as ordered by the arbitrators upon substantial justification shown, the hearing for the dispute will be held within 60 days of submission of the dispute to arbitration.  The arbitrators will render their final award within 30 days following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrators.  The arbitrators will state the factual and legal basis for the award.  The decision of the arbitrators will be final and binding and not subject to judicial review and final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective.

6.7 Attorneys’ Fees.  If litigation after a Change in Control shall be brought to enforce or interpret any provision contained herein, the Company, to the extent permitted by applicable law and not prohibited by the Company’s certificate of incorporation and bylaws, shall indemnify Executive for Executive’s reasonable attorneys’ fees and disbursements incurred in such litigation if Executive is the prevailing party in such litigation.

6.8 Notices.  Any notice, consent or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid.  Any such notice, consent or other communication shall be deemed given when so delivered personally, delivered by overnight courier, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

(a) If to the Company, to:

3D Systems Corporation
333 Three D Systems Circle
Rock Hill, SC 29730
Attention: Chief Executive Officer

(b) If to Executive, to:

Damon J. Gregoire
70 Fieldstone Dr.
South Burlington, VT  05403
Email: damon.gregoire@gmail.com

Any such person may by notice given in accordance with this Section to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

6.9 Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with the Company or its subsidiaries (or any predecessor of either).

6.10 Waivers and Amendments.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

6.11 GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED EXCLUSIVELY IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  Subject to the parties’ obligations under Section 6.6, Executive and the Company each hereby expressly consents to the exclusive venue and jurisdiction of the state or federal courts located in Wilmington, Delaware, for any lawsuit arising from or relating to this Agreement.

6.12 Assignment.  This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by the Company (except to an affiliate of the Company, in which event the Company shall remain liable if the affiliate fails to meet any of the Company’s obligations hereunder, including without limitation to provide the employment opportunities offered hereby and to make payments or provide benefits or otherwise) or by Executive.  In the event that Executive consents to the assignment of this Agreement to a successor in interest of the Company upon a Change in Control, such consent shall not be deemed to waive or diminish Executive’s rights under Section 3.7.

6.13 Withholding.  The Company shall be entitled to withhold from any payments or deemed payments any amount of withholding required by law.  In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting in or delivery of any Equity Compensation, the Company shall have the right to require such payments from Executive or withhold such amounts from other payments due to Executive from the Company or any affiliate, or to withhold such Equity Compensation that would otherwise have been issued to Executive.  Executive shall have the right to elect, in his discretion, the manner in which such payments shall be made or withheld.  No other taxes, fees, impositions, duties or other charges or offsets of any kind shall be deducted or withheld from amounts payable hereunder, unless otherwise required by law.

6.14 No Duty to Mitigate.  Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event Executive does mitigate.

6.15 Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

6.16 Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.  Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

6.17 Survival.  The rights and obligations of the parties under this Agreement, which by their nature would continue beyond the termination or expiration of this Agreement, shall survive the termination or expiration of this Agreement.  The Company’s obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to the Company.  This Agreement shall not be terminated by any merger or consolidation or other reorganization of the Company.  In the event any such merger, consolidation or reorganization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and inure to the benefit of the surviving or resulting corporation or person.

6.18 Existing Agreements.  Executive represents to the Company that Executive is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit Executive from executing this Agreement or limit Executive’s ability to fulfill Executive’s responsibilities hereunder.

6.19 Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

6.20 Parachute Provisions.  If any amount payable to or other benefit receivable by Executive pursuant to this Agreement is deemed to constitute a Parachute Payment (as defined below), alone or when added to any other amount payable or paid to or other benefit receivable or received by Executive which is deemed to constitute a Parachute Payment (whether or not under an existing plan, arrangement or other agreement), and would result in the imposition on Executive of an excise tax under Section 4999 of the Code, then, the amounts receivable by Executive shall be reduced to an amount that does not result in imposition of an excise tax.  The amount of any reduction under this Section 6.20 shall be computed by a certified public accounting firm mutually and reasonably acceptable to Executive and the Company, the computation expenses of which shall be paid by the Company.  “Parachute Payment” shall mean any payment deemed to constitute a “parachute payment” as defined in Section 280G of the Code.

6.21 409A.  This Agreement and the amounts payable and other benefits hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Code.  This Agreement shall be administered, interpreted and construed in a manner consistent with Section 409A.  If any provision of this Agreement is found not to comply with, or otherwise not to be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Board or Compensation Committee thereof and without requiring Executive’s consent, in such manner as the Board or Compensation Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A.  Each payment under this Agreement shall be treated as a separate identified payment for purposes of Section 409A.  The preceding provisions shall not be construed as a guarantee by the Company of any particular tax effect to Executive of the payments and other benefits under this Agreement.

With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (a) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (b) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

If a payment obligation under this Agreement arises on account of Executive’s “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) while Executive is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Compensation Committee), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of Executive’s separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of Executive’s estate following his death.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have signed their names to this Transition Agreement as of the day and year set forth below.

COMPANY:
3D SYSTEMS CORPORATION, a Delaware corporation:

Date: March 28, 2014	By: /s/ Andrew M. Johnson
Name: Andrew M. Johnson
Title: Vice President, General Counsel & Secretary

EXECUTIVE: DAMON GREGOIRE

Date: March 28, 2014	By: /s/ Damon Gregoire
Name: Damon Gregoire

ATTACHMENT “A”
3D SYSTEMS CORPORATION

TRANSITION AGREEMENT

Damon Gregoire

General Release of Claims

Consistent with Section 4 of the Transition Agreement dated _______________, 2014, between 3D Systems Corporation (the “Company”) and me (the “Transition Agreement”) and in consideration for and contingent upon my receipt of the benefits set forth in the Transition Agreement, I, for myself, my attorneys, heirs, executors, administrators, successors, and assigns, do hereby fully and forever release and discharge the Company and its affiliated entities (as defined in the Transition Agreement), as well as their predecessors, successors, assigns, and their current or former directors, officers, partners, agents, employees, attorneys, and administrators from all suits, causes of action, and/or claims, demands or entitlements of any nature whatsoever, whether known, unknown, or unforeseen, which I have or may have against any of them arising out of or in connection with my employment by the Company, the Transition Agreement, the termination of my employment with the Company, or any event, transaction, or matter occurring or existing on or before the date of my signing of this General Release, except that I am not releasing any (a) right to indemnification that I may otherwise have, (b) right to Annual Salary and benefits under applicable benefit plans that are earned and accrued but unpaid as of the date of my signing this General Release, (c) right to reimbursement for business expenses incurred and not reimbursed as of the date of my signing this General Release, (d) right to any annual incentive payment(s) or other compensation due under the Transition Agreement, any annual incentive plan or the 2004 Incentive Stock Plan that is earned and accrued for the most recent completed calendar year for which an annual incentive payment has not then been paid as of the date of my signing this General Release, or (e) claims arising after the date of my signing this General Release.  I agree not to file or otherwise institute any claim, demand or lawsuit seeking damages or other relief and not to otherwise assert any claims, demands or entitlements that are lawfully released herein.  I further hereby irrevocably and unconditionally waive any and all rights to recover any relief or damages concerning the claims, demands or entitlements that are lawfully released herein.  I represent and warrant that I have not previously filed or joined in any such claims, demands or entitlements against the Company or the other persons released herein and that I will indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such claims, demands or lawsuits.

Except as otherwise expressly provided above, this General Release specifically includes, but is not limited to, all claims of breach of contract, employment discrimination (including any claims coming within the scope of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and any comparable South Carolina law, all as amended, or any other applicable federal, state, or local law), claims under the Employee Retirement Income Security Act, as amended, claims under the Fair Labor Standards Act, as amended (or any other applicable federal, state or local statute relating to payment of wages), claims concerning recruitment, hiring, termination, salary rate, severance pay, stock options, wages or benefits due, sick leave, holiday pay, vacation pay, life insurance, group medical insurance, any other fringe benefits, worker’s compensation, termination, employment status, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, contract, or other claims which might have been asserted by me or on my behalf in any suit, charge of discrimination, or claim against the Company or the persons released herein.

I acknowledge that I have been given an opportunity of twenty-one (21) days to consider this General Release and that I have been encouraged by the Company to discuss fully the terms of this General Release with legal counsel of my own choosing.  Moreover, for a period of seven (7) days following my execution of this General Release, I shall have the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act, a federal statute that prohibits employers from discriminating against employees who are age 40 or over.  If I elect to revoke this General Release within this seven-day period, I must inform the Company by delivering a written notice of revocation to the Company’s Director of Human Resources, ____________, no later than 11:59 p.m. on the seventh calendar day after I sign this General Release.  I understand that, if I elect to exercise this revocation right, this General Release shall be voided in its entirety and the Company shall be relieved of all obligations to provide the benefits set forth in the Transition Agreement.  I may, if I wish, elect to sign this General Release prior to the expiration of the 21-day consideration period, and I agree that if I elect to do so, my election is made freely and voluntarily and after having an opportunity to consult counsel.

AGREED:

[Form of Agreement Only - Do Not Execute]
_____________________________                                                                            ______________________________
_____________________________                                                                                                           Date

Exhibit A
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DSM

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SLM Solutions

Realizer

Arcam

Renishaw

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Materialise

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Xerox

Autodesk

Dassault Systems